LANDRY’S RESTAURANTS, INC. ANNOUNCES STATUS OF ACQUISITION BY TILMAN J. FERTITTA AND TENTATIVE
SETTLEMENT OF DERIVATIVE ACTIONS

HOUSTON, Texas (April 27, 2010) – Landry’s Restaurants, Inc. (NYSE: “LNY”) (“Landry’s” or the “Company”) announced today that after lengthy negotiations with the Special Committee, made up of outside non-employee directors, and attorneys representing the plaintiff in a lawsuit pending in Delaware, Tilman J. Fertitta has reached a tentative agreement with the plaintiff’s attorneys to settle the stockholder derivative claim and certain other claims in connection with Mr. Fertitta’s proposal to merge Landry’s into his wholly-owned company.  Pursuant to the tentative agreement, Mr. Fertitta has agreed to increase the price to be paid to the Landry’s stockholders to $21.00 per share in cash in a merger of the Fertitta affiliate with Landry’s.

Mr. Fertitta’s proposal is subject to further consideration by and approval of the Special Committee and the Special Committee obtaining a fairness opinion from its independent financial advisor as to the financial terms of the proposal.  If approved and recommended by the Committee, the proposal must be approved by the entire Landry’s Board.  There can be no assurance that a final agreement will be reached.  Any final agreement will be subject to approval by the Company’s stockholders, including approval by the holders of a majority of the Company’s common stock not owned by Mr. Fertitta.  The partial settlement of the lawsuit also requires approval by the court after notice and a fairness hearing.

About Landry’s Restaurants, Inc.

Landry’s is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casinos in Las Vegas and Laughlin, Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Fertitta Group, Inc.; the outcome of any legal proceedings that have been, or may be, instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company may not update or revise any forward-looking statements made in this press release.

Additional Information and Where to Find It

In connection with the proposed merger, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on December 1, 2009. Investors and security holders are strongly advised to read the definitive proxy statement when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company at the SEC website at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free by directing such request to Landry’s Restaurants, Inc., Investor Relations, 1510 West Loop South, Houston, Texas, 77027, telephone: (713) 386-7000 or on the Company’s website at http://www.LandrysRestaurants.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of stockholders generally, is set forth in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, previously filed with the SEC, and will be set forth in the definitive proxy statement relating to the merger when it becomes available.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010